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                  AMENDMENT NO.2 TO SNACK ASSETS PURCHASE AGREEMENT



         This is an amendment agreement (the "Amendment No.2") dated January
22, 1996 between Kelly Food Products, Inc. (the "Buyer"), an Illinois corporation and Keebler Company (the "Seller"), a Delaware corporation, amending a Snack Assets Purchase Agreement (the "Agreement") dated November 18, 1995, as amended, between the Buyer and the Seller relating to the purchase by the Buyer from the Seller of certain assets of the Seller (the "Purchased Assets").

         The Agreement is amended, effective immediately, as follows:

         1. The Inventory Listing referred to in paragraph 1 of Exhibit 1.1-3 of the Agreement and attached thereto is replaced by the amended Inventory Listing attached hereto as Exhibit A.

         2. Paragraph 1.1 is hereby amended by replacing the word "and" immediately preceding the start of subsection (iv) and replacing it with a comma, and Paragraph 1.1 is further amended by replacing the last parenthetical phrase with the following text :

         and (v) the vans and cars which are listed on Exhibit 1.1-4 (the "Transferred Vehicles") (the assets listed on Exhibits 1.1(1), 1.1(2), 1.1(3) and 1.1(4) and the Transferred Inventory being the "Purchased Assets").


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         3.   As referred to in Paragraph 1.1-4 as amended, Exhibit 1.1-4, a copy of which is attached hereto as Exhibit B, is added to the Agreement and made a part thereto.

         4. Exhibit 1.2(1) is amended by added the following text immediately after section H:

         I. A month to month lease agreement with L & M Associates for the lease of warehouse facilities for the purposes of equipment storage at
         (i) 2675 S. State Rd. 1 at a monthly rent of $800 and (ii) 2704 S. State Road 1 at a monthly rent of $500 per month.

         5.   Exhibit 1.2(2) is amended by added the following text:

         6. Liabilities for real estate taxes accrued in 1995 with regard to the Bluffton Facility.

         6. Paragraph 1.4 of the Agreement is amended and restated in its entirety, and states the following:

         1.4  PURCHASE PRICE ADJUSTMENT.    On the date specified below, the
         Seller will pay to the Buyer, or   the Buyer will pay to the Seller, a
         sum (the "Purchase Price Adjustment Amount") equal to the amount by which the sum of (a) the total cost to Keebler at the Closing Date of the Transferred Inventory, plus (b) the total cost to Keebler of the Transferred Vehicles, is greater (in which case the Buyer will pay the Purchase Price Adjustment Amount to the Seller) or less (in which case the Seller will pay the Purchase Price Adjustment Amount to the Buyer) than $3,000,000. Within 5 days after the cost of the Transferred Inventory is determined, the Seller or the Buyer will pay to the other of them the applicable Purchase Price Adjustment Amount. For the purpose of determining the Transferred Inventory and its cost, the Buyer and Seller will jointly conduct a physical inventory count of the Transferred Inventory on or as soon as practicable after the Closing Date. The Buyer and the Seller agree that the total cost to Keebler of the Transferred Vehicles is $1.9 million.


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         7.   Subparagraphs: (i) of Paragraph 2.1, (e) of Paragraph 5.1, (d) of
Paragraph 5.2 and (b) of Paragraph 7.1 are amended by replacing the words "January 16, 1995" with the words "January 24, 1996".

         8. Subparagraph 2.3 (a) is amended by deleting the text thereof in its entirety and replacing it with the following text:

              A secured promissory note, substantially in the form of Exhibit 2.3-A hereto in an aggregate principal amount of $8 million.

              A copy of the secured promissory note is attached hereto as Exhibit C.

         9. Subparagraph 3.1(r) is hereby amended by adding the following text at the end of the last sentence following the words "surplus items":

              ; provided, however, that the Buyer acknowledges that as a result of the fact that the Closing contemplated by the Agreement, as executed on November 18, 1995, did not occur on or before December 31, 1995, items of inventory included in the Purchased Assets will, in the case of finished products, include finished products which have a remaining selling life of less than 30 days.

         10.  Paragraph 3.1 is amended by adding the following text:

              (t) The Seller has paid to the leasing companies from which the Seller leased all of the Transferred Vehicles (the "Leasing Companies") all amounts necessary to buy out the leases and cause title to the Transferred Vehicles to be transferred to The O'Boise Corporation, and has instructed the Leasing Companies to take all steps necessary to transfer title of the Transferred Vehicles to The 0'Boise Corporation.


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         11.  Subparagraph 5.1(g) is deleted in its entirety.











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         IN WITNESS WHEREOF, the Buyer and the Seller have executed this
Amendment No.2, intending to modify the Agreement as set forth above, on the date shown on the first page of this Amendment No.2.

                                            KEEBLER COMPANY


                                            By:
                                                --------------------------------
                                                Title:  Authorized Signatory



                                            KELLY FOOD PRODUCTS, INC.


                                            By:
                                                --------------------------------
                                                Title:  President








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